EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-175191, and Form S-8 Nos. 333-76528, 333-117481, 333-157475, 333-158382, 333-160894, 333-163918, 333-170067, 333-170069 and 333-180740) of our reports dated May 8, 2012, relating to the financial statements of Augme Technologies Inc. (which report expresses an unqualified opinion), and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K for the fiscal year ended February 29, 2012.

/s/ Moss Adams LLP

Seattle, Washington
May 8, 2012